Exhibit 3.72

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

CASH AMERICA, INC. OF VIRGINIA

Pursuant to the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, it is hereby certified as follows:

1.	The name of the corporation is Cash America, Inc. of Virginia.

2.	The Articles of Incorporation are hereby amended in accordance with the following amendments, which were adopted by the Board of Directors and the sole shareholder of the Corporation by unanimous written consent as of April 6, 2006:

(i)	Article 2 is hereby amended to read in its entirety as follows:

The number of shares authorized to be issued by the corporation is 1,000, and the par value is $.01 per share.

(ii)	The Articles are amended by adding the following Articles:

ARTICLE 7. Preemptive Rights

No holder of shares of stock of the Corporation shall have any preemptive or other right to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable, for or carrying any right to, purchase any shares of any class, or series thereof, of stock except as such rights are expressly provided by contract or as the Board of Directors may in its discretion deem advisable.

ARTICLE 8. Duration

The Corporation is to have perpetual existence.

ARTICLE 9. Indemnification

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Virginia Stock Corporation Act, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

The foregoing amendments have been duly adopted in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia.

IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of April, 2006.

CASH AMERICA, INC. OF VIRGINIA

By:	/s/ CURTIS LINSCOTT
J. Curtis Linscott, Vice President and Secretary

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF INCORPORATION

OF A VIRGINIA STOCK CORPORATION

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:

1.	The name of the corporation is

Cash America, Inc. of Virginia.

2.	The number of shares authorized to be issued by the corporation is 1,000.

3.	A. The name of the corporation’s initial registered agent is
Capitol Corporate Services, Inc..

B.	The initial registered agent is (mark appropriate box):

(1)	an individual who is a resident of Virginia and

☐	an initial director of the corporation.

☐	a member of the Virginia State Bar.

OR

(2)	☒ a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

4.	A. The corporation’s initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is

10 S. Jefferson Street, Suite 1400,	Roanoke ,	VA 24011.
(number/street)	(city or town)	(zip)

B.	The registered office is physically located in the ☐ county or ☒ city of Roanoke .

5.	The initial directors are:

NAME(S)	ADDRESS(ES)
Daniel R. Feehan	1600 W. 7th Street
Fort Worth, TX 76102

6.	INCORPORATOR(S):

/s/ Curtis Linscott	J. Curtis Linscott

SIGNATURE(S)	PRINTED NAME(S)

Telephone number (optional): 817-335-1100

See instructions on the reverse.

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